Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

Isabella Bank Corporation Announces Fourth Quarter and 2020 Earnings
Strategic elimination of debt lowers quarterly earnings; core business results remain strong
Mt. Pleasant, Michigan, February 17, 2021 - Isabella Bank Corporation (the "Corporation") (OTCQX: ISBA) released its earnings results for the fourth quarter and year ended December 31, 2020. Driven by the cost of eliminating $100 million of Federal Home Loan Bank debt, the Corporation reported a loss of $723,000 for the fourth quarter of 2020. For the year, net income was $10.9 million and earnings per common share was $1.37.
The elimination of $100 million of Federal Home Loan Bank debt, resulting in a one-time noninterest expense of $7.6 million, will lower future annual interest expenses by $2.8 million. The move was one of two essential actions the Corporation took in the fourth quarter as part of a five-year strategic plan to improve financial performance metrics of its core businesses. The other — the sale of its membership interest in Corporate Settlement Solutions, LLC (“CSS”) in the fourth quarter — resulted in a $394,000 reduction in noninterest income.
Fourth quarter 2020 and the year also included several achievements:
•Total deposits increased $252.5 million in 2020.
•Gain on loans sold increased $2.1 million (318%) in 2020 as new mortgages sold grew $75.2 million.
•Loan growth reached $51.7 million in 2020.
•COVID-19 related loan payment deferrals decreased 94.2% in the fourth quarter.

“The strategic actions taken in the fourth quarter of 2020 are measures, which we identified when implemented, would improve our overall financial performance. The ongoing stability and strength of our core business, as evidenced by the growth in our mortgage, commercial, and consumer loan portfolios, combined with our focus on controlling non-interest expenses, will be beneficial for future periods,” said Jae A. Evans, President and Chief Executive Officer of the Corporation.
“This year showed our true strength and role as a full-service banking institution as customers adjusted to circumstances brought on by the pandemic. We served businesses in our communities by helping them through government loan processes, along with 90-day loan deferrals. By the fourth quarter, most of these customers were back on a regular payment plan. This is good news, not just for them and the Bank, but also for our communities.”
Net Income
The net loss for the fourth quarter was $723,000, while net income for the year ended December 31, 2020 was $10.9 million. Net income for the fourth quarter of 2019 and year ended December 31, 2019 was $898,000 and $13.0 million, respectively.
Net interest Income, fourth quarter 2020: Net interest income for fourth quarter 2020 increased $1.2 million compared to the same period in 2019 largely due to loan fee income related to the Small Business Administration's Paycheck Protection Program ("PPP"). Provision for loan losses for the quarter increased by $274,000 compared to the same period last year as a result of increased economic and environmental risk factors, predominantly driven by COVID-19.
Net interest income, 2020: The decline in interest rates in the first quarter of 2020 was the primary driver of a $3.1 million decrease in interest income compared to 2019. Interest expense on deposits and borrowings decreased $4.0 million for the year largely due to reduced interest rates and reduced reliance on higher-cost borrowings. Net interest income increased $902,000 for 2020 compared to 2019. For the year, provision for loan losses increased by $1.6 million as a result of increased economic and environmental risk factors, predominantly driven by the pandemic.
Noninterest income and expense, fourth quarter 2020: The quarter's noninterest income increased $4.8 million from the same period of 2019 as a result of 2019's $3.6 million reduction in the Corporation's joint venture investment in CSS, plus an increase in the net gain on sale of mortgage loans. Fourth quarter 2020 noninterest expense increased $7.7 million from the same period last year as a result of the cost associated with the $100 million debt elimination.
Noninterest income and expense, 2020: Noninterest income increased $6.4 million over 2019, mainly as a result of net gain on sold mortgage loans, the redemption of corporate owned life insurance policies, and the investment reduction in CSS in 2019. Noninterest expense for the year increased $8.2 million, which can be attributed to a $7.6 million cost to eliminate $100 million of Federal Home Loan Bank debt. As a result, future interest expense will decline $2.8 million annually, which will have a favorable impact on net yields.
Net yield on interest earning assets: The Corporation's fully taxable equivalent net yield on interest earning assets was 3.04% and 2.96% for the fourth quarter and year ended December 31, 2020, respectively. This compares to 3.06% and 3.07% for the fourth quarter and year ended December 31, 2019. The Corporation's banking subsidiary, Isabella Bank (the "Bank"), implemented strategic programs focused on improving the net yield on interest earning assets, including enhanced pricing related to loans and a reduced reliance on higher-cost borrowed funds and brokered deposits. While these efforts have helped, the current interest rate environment has had a negative impact on the yield of interest earning assets. Future improvement is expected to be gradual.
Assets
As of December 31, 2020, total assets were $1.96 billion and assets under management were $2.7 billion. Assets under management included loans sold and serviced of $301.4 million and investment and trust assets managed by Isabella Wealth of $444.0 million, in addition to assets on the consolidated balance sheet.
The Bank's securities portfolio has declined by $90.6 million since December 31, 2019, primarily as a result of increased monthly prepayments and payoffs of available-for-sale securities. The Bank utilized this available cash flow to reduce higher-cost funding sources and other borrowings as they matured, which strengthened its liquidity position. Borrowed funds have declined $117.3 million since December 31, 2019.
Loans
Loans outstanding as of December 31, 2020, totaled $1.2 billion. During 2020, gross loans increased $51.7 million, driven by growth in the commercial loan portfolio of $55.7 million. During this same period, the agricultural loan portfolio declined $16.5 million while residential real estate and consumer loan portfolios experienced growth totaling $12.5 million.
The Bank experienced a 94.2% decline in the amount of COVID-19 related loan payment deferrals during the fourth quarter. Loan payment deferrals decreased to $6.0 million, or 0.5% of gross loans, as of December 31, 2020 compared to $103.9 million, or 8.0%, as of September 30, 2020. The majority of borrowers granted loan payment deferrals had reverted back to contractual payments as of December 31, 2020.
Deposits
Total deposits increased $252.5 million during 2020 to $1.6 billion. This increase was primarily attributed to deposits from borrowers participating in the PPP loan program and customers receiving government stimulus funds. Over the past year, excess funds were used to reduce higher-cost deposits such as brokered certificates of deposit balances. Since December 31, 2019, the Bank reduced brokered certificates of deposits $13.4 million, or 49%, which was favorable to the Bank's net interest margin.
Liquidity
The Corporation's liquidity position remains strong as evidenced by its $621 million of cash and available funds as of December 31, 2020. This total is comprised of $247 million in cash and cash equivalents, $215 million in available lines of credit and approximately $160 million in unencumbered investment securities.

Capital
The Bank is designated as a “well capitalized” institution, as its capital ratios exceeded the minimum requirements for this designation. As of December 31, 2020, the Bank’s Tier 1 Leverage Ratio was 8.0%, Tier 1 Capital Ratio was 12.3% and Total Capital Ratio was 13.1%. From a consolidated perspective, the Corporation's Tier 1 Leverage Ratio was 8.4%, Tier 1 Capital Ratio was 13.0% and Total Capital Ratio was 13.8% as of December 31, 2020. The minimum requirements to be considered well capitalized are a Tier 1 Leverage Ratio of 5.0%, Tier 1 Capital Ratio of 8.0% and Total Capital Ratio of 10.0%.
Dividend
During the fourth quarter of 2020, the Corporation paid a $0.27 per common share cash dividend. Based on the Corporation's closing stock price of $19.57 as of December 31, 2020, the annualized cash dividend yield was 5.5%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 118 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended December 31		Year Ended December 31
INCOME STATEMENT DATA	2020	2019	2020	2019
Interest income	$16,402	$16,849	$64,172	$67,306
Interest expense	2,858	4,492	13,825	17,861
Net interest income	13,544	12,357	50,347	49,445
Provision for loan losses	256	(18)	1,665	30
Noninterest income	4,119	(725)	14,423	8,039
Noninterest expenses	18,638	10,892	51,233	43,050
Federal income tax expense (benefit)	(508)	(140)	987	1,380
Net income	$(723)	$898	$10,885	$13,024

Net interest margin yield (fully taxable equivalent)	3.04%	3.06%	2.96%	3.07%

PER SHARE DATA
Basic earnings	$(0.10)	$0.12	$1.37	$1.65
Diluted earnings	$(0.10)	$0.11	$1.34	$1.61
Dividends	$0.27	$0.27	$1.08	$1.05
Quoted market value
High	$21.95	$24.80	$24.50	$24.80
Low	$15.73	$22.25	$15.60	$22.01
Close (1)	$19.57	$24.31	$19.57	$24.31
Common shares outstanding (1)	7,997,247	7,910,804	7,997,247	7,910,804

(1) At end of period

	December 31 2020	September 30 2020	December 31 2019
BALANCE SHEET DATA
Gross loans	$1,238,311	$1,303,308	$1,186,570
Investment securities	$339,228	$363,054	$429,839
Total assets	$1,957,378	$1,971,697	$1,814,198
Deposits	$1,566,317	$1,495,095	$1,313,851
Borrowed funds	$158,747	$238,349	$275,999
Shareholders' equity	$218,588	$222,545	$210,182

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$301,377	$289,524	$259,375
Assets managed by Isabella Wealth	$443,967	$403,730	$436,181
Total assets under management	$2,702,722	$2,664,951	$2,509,754

CAPITAL RATIOS
Tier 1 leverage	8.4%	8.8%	9.0%
Tier 1 risk-based capital	13.0%	12.9%	12.6%
Total risk-based capital	13.8%	13.6%	13.2%